Exhibit 10.3

MARATHON PATENT GROUP, INC.
COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

I. PURPOSE

1.1 The purpose of the Marathon Patent Group, Inc. Compensation Plan for Non-Employee Directors (this “Plan”) is to provide a comprehensive compensation program to attract and retain qualified individuals who are not employed by Marathon Patent Group, Inc. (the “Company”) or its subsidiaries to serve on the Company’s Board of Directors (the “Board”). In particular, this Plan aligns the interests of such directors with those of the Company’s shareholders by providing that a significant portion of such directors’ compensation is directly linked to the value of the Company’s common stock.

II. CASH RETAINERS

2.1 Annual Board Retainer. Each non-employee director shall be entitled to receive an annual cash retainer and/or grant of stock options or restricted stock for his or her Board service, in such amount as determined by the Board from time to time, which shall be payable in quarterly installments on the date which is 30 days from the end date of each of the Company’s fiscal quarters.

2.2 Committee Retainer. A non-employee director appointed as a member of a standing committee of the Board shall receive an annual cash retainer in such amount as determined by the Board from time to time. Committee chair retainer fees shall be paid on the date which is 30 days from the end date of each of the Company’s fiscal quarters. These committee retainers are in addition to the annual retainer set forth in Section 2.1 above.

2.3 Retainer for Committee Chairs. A non-employee director appointed to chair a standing committee of the Board shall be paid an annual cash retainer in such amount as determined by the Board from time to time. Committee chair retainer fees shall be paid on the date which is 30 days from the end date of each of the Company’s fiscal quarters. These committee chair retainers are in addition to the retainers set forth in Sections 2.1 and 2.2 above.

2.4 Pro-Rata Retainer. A non-employee director who commences service on a date after the date of that calendar years’ Annual Meeting of Shareholdersshall be entitled to a pro-rated annual cash retainer as well as pro-rated annual committee, committee chair and lead independent director retainers, as applicable, and as approved by the incumbent non-employee directors in such year. The amount of the retainer(s) shall be determined based on the number of months during the year that a new non-employee director is in active service. The pro-rated portion of the annual retainer, if any, is payable at the next regularly scheduled quarterly payment for the incumbent non-employee directors.

2.5 Equity Alternative. Each non-employee director annually may elect (an “Election) to have all or a part of his or her cash compensation under this Article II paid in the form of either (i) options to purchase shares of the Company’s common stock (“Options”), or (ii) shares of the Company’s restricted common stock (“RSU”), subject to the terms and conditions in Article III below.

2.6 Elections. Each non-employee director who receives an initial annual cash retainer pursuant to Section 2.1 of this Plan who elects to receive such retainer in the form of Options and/or RSUs pursuant to Section 2.5 of this Plan, shall make such Election within thirty (30) days of the date on which the Company’s Board adopts this plan (the “Effective Date”), as set forth below. Thereafter, such Elections shall take place once per year and such election shall be made within thirty (30) days of the annual anniversary of the Effective Date.

III. EQUITY AWARDS

3.1 Company’s Stock Incentive Plan. Grants of equity awards made under this Plan shall be made under the Company’s stock incentive plan that is in effect from time to time (“Stock Plan”).

3.2 Annual Retainer Grants. At the close of business on the date of each Annual Meeting of Shareholders, each non-employee director who then continues as a member of the Board may be granted Options or RSUs in such amounts as such director elects pursuant to Article II above.

3.3 Vesting Period. A non-employee director’s Options or RSUs shall vest in one-twelfth (1/12) increments each month for a period of 12 months, provided that such non-employee director has served as a member of the Board for the entirety of his or her annual term. If the non-employee director ceases to be a member of the Board before the expiration of his or her annual term at the next Annual Meeting of Shareholders, then then unvested Options or unvested RSUs shall be forfeited.

3.4 Pro-Rata Awards. A non-employee director who commences service after the Annual Meeting of Shareholders will receive a pro-rated equity award at the next Annual Meeting of Shareholders. The amount of the award shall be determined based on the number of months during the year that a new non-employee director is in active service.

3.5 Valuation. Should a non-employee director elect to receive payment in the form of an RSU the Company may value the RSU and/or such shares underlying the RSU based upon its own good faith determination of the value of such RSU and/or shares, or it may retain a third party valuation expert to value the RSU and/or shares underlying such RSU for the purposes of granting such RSU to such non-employee director.

3.6 Section 83(b) Election. A non-employee director who receives RSUs pursuant to this Plan may make an election under Code Section 83(b) (a "Section 83(b) Election") with respect to the shares underlying the RSU. Any such election must be made within thirty (30) days after the grant date of such RSU. If the Director elects to make a Section 83(b) Election, the Director shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the US Internal Revenue Service. The Director agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election.

IV. ADDITIONAL PROVISIONS

4.1 This Plan shall be administered by the Board, which shall have the power to interpret this Plan and amend it from time to time as it deems proper. To the fullest extent practicable, however, the terms and conditions of the Stock Plan shall be applicable to equity awards granted under this Plan.

4.2 This Plan may be suspended or terminated at any time by action of the Board and any outstanding equity awards under this Plan will continue to be governed by the terms of this Plan as in effect at the time of such suspension or termination, the Stock Plan or a prior stock plan, as applicable, and any applicable stock incentive award agreements.

4.3 Unless otherwise provided by the Board, the right to receive any compensation under this Plan, whether under new or outstanding equity awards, may not be transferred, assigned, or subject to attachment or other legal process.

4.5 Any Options or RSUs granted pursuant to this plan are subject to shareholder approval of (i) the Company’s 2014 Equity Incentive Plan, and (ii) shareholder approval of those provisions of the Plan which entitle the Issuer’s non-employee directors to convert all or part of their cash retainer fees into equity of the Issuer, within such date that is one year after the Effective Date.

4.4 To the extent any amounts paid under this Plan are subject to Section 409A of the Internal Revenue Code, this Plan will be interpreted in a manner to comply with the requirements of Section 409A of the Internal Revenue Code.

4.5 Subject to Sections 4.1 and 4.2 above, any outstanding equity awards under this Plan will continue to be governed by the terms of this Plan as in effect at the time such awards were granted.

4.6 This Plan shall be governed by and subject to the laws of the State of New York and applicable Federal laws.

4.7 This plan is subject to all rules and regulation adopted by NASDAQ Stock Market.

The Company has caused this Plan to be adopted as of September 16, 2014.